Investor Relations:	Media Contact:
Darice Liu	Matt McLoughlin
Universal Display	Gregory FCA
investor@udcoled.com	media@udcoled.com
609-671-0980 x558	610-228-2123
UNIVERSAL DISPLAY CORPORATION ANNOUNCES
SECOND QUARTER 2014 FINANCIAL RESULTS

EWING, N.J. - August 7, 2014 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the second quarter ended June 30, 2014.

For the second quarter of 2014, the Company reported net income of $20.4 million, or $0.44 per diluted share, on revenues of $64.1 million. For the second quarter of 2013, the Company reported net income of $15.4 million, or $0.33 per diluted share, on revenues of $49.4 million.

"We are pleased to report another record quarter of strong revenues and operating profit. The continued broadening array of OLED consumer products such as smartphones, tablets and wearables, coupled with Universal Display’s leadership in phosphorescent OLED materials and technologies, drove our top-line and bottom-line growth," said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. "From commitments to OLED TV and flexible display production to our expanding customer base, OLED activity continues to grow. Recently, we announced an extended evaluation agreement with BOE Technology, China’s largest panel maker, and a commercial materials agreement with Philips, a pioneer of lighting development and production. Looking forward, we continue to be excited by what we believe to be substantial growth opportunities in the evolving OLED display and lighting markets.”

Second Quarter 2014 Results

Revenues for the second quarter of 2014 were $64.1 million, a 30% increase compared to revenues of $49.4 million in the same quarter of 2013. Growth in second quarter revenues was led by a 32% increase in material sales, which rose to $35.9 million, up from $27.1 million in the second quarter of 2013. This growth reflected solid volume growth in sales of red emitter, green emitter and green host materials. Royalty and license fees were $28.1 million in the second quarter of 2014, up from $21.2 million in the same quarter of 2013. The Company recognized $25 million in Samsung Display Co., Ltd. (SDC) licensing revenue in the second quarter of 2014, up from $20 million in the same quarter of 2013.

Operating expenses for the second quarter of 2014 were $35.3 million, compared to $27.6 million in the same quarter of 2013. Cost of materials for the quarter was $12.0 million, compared to $8.3 million in the second quarter of 2013.

The Company reported operating income of $28.8 million for the second quarter of 2014, compared to $21.7 million for the second quarter of 2013.

The Company’s balance sheet remained strong, with cash and cash equivalents and short-term investments of $291 million as of June 30, 2014. Operating cash flow for the second quarter of 2014 was $32.3 million, an increase of 22% compared to $26.4 million for the second quarter of 2013.

On June 2, 2014, the Company's Board of Directors approved a stock repurchase program authorizing the Company to purchase shares of its common stock up to a total purchase price of $50 million over the subsequent 12 months. During the three months ended June 30, 2014, the Company purchased 234,800 shares at a cost of approximately $7.0 million.

First Six Months Results

Revenues for the first six months of 2014 were $102.0 million, a 58% increase compared to $64.3 million in the first half of 2013. Material sales in the first half of the year were $71.3 million, an increase of 79% compared to material sales of $39.9 million in the first half of 2013. Operating income in the first half of 2014 was $35.5 million, or 35% of revenues, compared to operating income of $14.6 million, or 23% of revenues, in the first half of 2013. For the first half of 2014, we reported net income of $24.4 million, or $0.52 per diluted share, increases of 130% and 126%, respectively, compared to net income of $10.6 million, or $0.23 per diluted share, in the same period of 2013.

2014 Guidance

Although the OLED industry is still at a stage where many variables can have a material impact on its growth, the Company reaffirms expectations for 2014 revenues to reach the high end of its $190 million to $205 million guidance range.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, August 7, 2014 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the "events" portion of the Company's website. Those wishing to participate in the live call should dial 1-888-631-5930 (toll-free) or 1-913-312-0699, and reference conference ID 8571677. An online archive of the webcast will be available within two hours of the conclusion of the call.

To see how Universal Display is changing the face of the display and lighting industries with its UniversalPHOLED, white OLED, and flexible OLED technologies, please visit the company’s website at http://www.udcoled.com.

About Universal Display Corporation
Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,000 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., Philips Technologie GmbH, Pioneer Corporation, Samsung Display Co., Ltd., Sony Corporation, and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit http://www.udcoled.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2013. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$75,554	$70,586
Short-term investments	215,331	202,024
Accounts receivable	20,500	15,657
Inventory	20,664	10,595
Deferred income taxes	18,288	21,563
Other current assets	13,074	6,623
Total current assets	363,411	327,048
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $23,693 and $22,756	16,973	14,893
ACQUIRED TECHNOLOGY, net of accumulated amortization of $38,339 and $32,841	88,513	94,011
INVESTMENTS	2,522	7,417
DEFERRED INCOME TAXES	15,456	19,143
OTHER ASSETS	494	242
TOTAL ASSETS	$487,369	$462,754
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,227	$5,256
Accrued expenses	9,977	16,039
Deferred revenue	3,095	1,910
Other current liabilities	441	24
Total current liabilities	25,740	23,229
DEFERRED REVENUE	3,241	2,403
RETIREMENT PLAN BENEFIT LIABILITY	9,984	9,436
Total liabilities	38,965	35,068

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 46,899,849 and 46,825,168 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	469	468
Additional paid-in capital	575,454	572,401
Accumulated deficit	(105,716)	(130,159)
Accumulated other comprehensive loss	(4,147)	(4,368)
Treasury stock, at cost (636,301 and 401,501 shares at June 30, 2014 and December 31, 2013, respectively)	(17,658)	(10,658)
Total shareholders’ equity	448,404	427,686
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$487,369	$462,754

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUE:
Material sales	$35,926	$27,137	$71,252	$39,889
Royalty and license fees	28,064	21,201	29,843	22,500
Technology development and support revenue	137	1,021	870	1,946
Total revenue	64,127	49,359	101,965	64,335

OPERATING EXPENSES:
Cost of material sales	11,951	8,282	21,848	11,374
Research and development	10,544	7,316	20,700	16,254
Selling, general and administrative	6,545	6,336	12,975	11,507
Patent costs and amortization of acquired technology	4,748	4,522	8,721	9,139
Royalty and license expense	1,501	1,172	2,257	1,484
Total operating expenses	35,289	27,628	66,501	49,758
Operating income	28,838	21,731	35,464	14,577
INTEREST INCOME	193	178	411	388
INTEREST EXPENSE	(21)	(10)	(37)	(18)
INCOME BEFORE INCOME TAXES	29,010	21,899	35,838	14,947
INCOME TAX EXPENSE	(8,588)	(6,517)	(11,395)	(4,323)
NET INCOME	$20,422	$15,382	$24,443	$10,624

NET INCOME PER COMMON SHARE:
BASIC	$0.44	$0.34	$0.53	$0.23
DILUTED	$0.44	$0.33	$0.52	$0.23

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,266,142	45,859,286	46,222,146	45,841,446
DILUTED	46,614,726	46,496,120	46,632,982	46,523,540

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,443	$10,624
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(1,669)	(1,835)
Depreciation	937	985
Amortization of intangibles	5,498	5,483
Amortization of premium and discount on investments, net	(269)	(219)
Stock-based compensation to employees	3,526	2,935
Stock-based compensation to Board of Directors and Scientific Advisory Board	463	394
Deferred income tax benefit	6,833	—
Retirement plan benefit expense	838	834
(Increase) decrease in assets:
Accounts receivable	(4,843)	(5,794)
Inventory	(10,069)	2,345
Other current assets	(6,451)	(2,313)
Other assets	(252)	2
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	1,914	(186)
Other current liabilities	417	904
Deferred revenue	3,692	1,376
Net cash provided by operating activities	25,008	15,535
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,951)	(2,435)
Additions to intangibles	—	(107)
Purchases of investments	(183,688)	(185,314)
Proceeds from sale of investments	175,603	175,093
Net cash used in investing activities	(11,036)	(12,763)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under ESPP	162	177
Repurchase of common stock	(7,000)	(5,456)
Proceeds from the exercise of common stock options	664	271
Payment of withholding taxes related to stock-based compensation to employees	(2,830)	(2,985)
Net cash used in financing activities	(9,004)	(7,993)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,968	(5,221)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	70,586	85,923
CASH AND CASH EQUIVALENTS, END OF PERIOD	$75,554	$80,702
The following non-cash activities occurred:
Unrealized loss on available-for-sale securities	$58	$36
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	323	300
Common stock issued to employees that was earned and accrued for in a previous period	746	282
Net change in accounts payable and accrued expenses related to purchases of property and equipment	64	891